Exhibit 99.2

Newfield Exploration Announces 2012 Capital Investment Program
2012 Oil Focus Expected to Yield >20% Oil and Liquids Growth
Company Assessing New 125,000 Net-Acre Position in the Anadarko Cana Woodford Play

The Woodlands, Texas – February 21, 2012 – Newfield Exploration Company (NYSE: NFX) today announced a $1.5 – $1.7 billion capital investment program for 2012. The investments will be almost entirely “oil-focused” and are expected to generate more than 20% year-over-year production growth in oil and liquids. Approximately $300 million of the budget will be allocated to an aggressive assessment of a new 125,000 net-acre position in the “liquids-rich” Cana Woodford play, located in Oklahoma’s Anadarko Basin.

2012 Capital Investment Highlights

•
Total planned 2012 capital investments of $1.5 – $1.7 billion, or approximately $400 million less than 2011 investments of $2.0 billion. Totals exclude acquisitions and capitalized overhead and interest of $210 million and $194 million, respectively;

•	Oil and liquids production is expected to grow more than 20%, natural gas production expected to decline as much as 15%;
•
Approximately $500 million, or nearly one-third of total budget, will be allocated to Uinta Basin oil plays. Multiple horizontal targets are planned to be tested in the Central Basin region and area production is expected to grow more than 20% in 2012;

•
One-third of total budget, more than $500 million, will be allocated to the Mid-Continent. Up to seven operated rigs will be dedicated to the assessment of a new 125,000 net acre position in the Cana Woodford play;

•
Acceleration of development drilling in Malaysia to yield approximately 35% growth in area oil production. Approximately 40% of the $235 million international budget will be allocated to development of the Pearl oil field in China;

•	The budget will be funded through the Company’s 2012 cash flows from operations, proceeds from non-strategic asset sales and borrowings as needed under its existing credit facility;
•
Approximately 62% of the Company’s expected 2012 gas production and approximately 95% of the Company’s expected 2012 domestic oil production is hedged. Complete details on Newfield’s hedge positions can be found on the Company’s website in the @NFX publication.

2012 Production Guidance

“We are transitioning to an oil company in 2012 and by the second half of the year we expect that more than 50% of our production will be from oil and liquids fields,” said Lee K. Boothby, Chairman, President and CEO.  “With the continuing gap between oil and natural gas prices, we are voluntarily electing to defer natural gas activity in favor of more profitable oil and liquids opportunities. Because we took proactive steps over the last several years to build our oil assets, we have favorable areas to invest in today and expect that our oil and liquids volumes will grow more than 20% in 2012 from plays in the Uinta and Williston basins, the Anadarko Basin and from our international developments.”

Boothby continued, “Our natural gas production is expected to fall by approximately 15% in 2012 due to natural field declines. We are refusing to fund low margin natural gas projects simply for the sake of absolute production growth. I am confident that we are making the right long-term decisions for our shareholders. Overall, we expect that our production in 2012 will range from 290 – 300 Bcfe, or flat to slightly higher than our 290 Bcfe produced in 2011 (pro forma for asset sales). Year to date, we have already deferred about 2 Bcfe associated with curtailments and deferred completions in the Mid-Continent. Should prices further deteriorate, we may elect to curtail, shut-in and/or defer additional natural gas production.”

The following tables detail Newfield’s production by area and, in addition, the impact of non-strategic asset sales, as well as planned 2012 investments and production by region.

2011 Production and Ongoing Non-Strategic Asset Sales
AREA	Liquids Production (MMBbl)	Gas Production (Bcf)	Production (Bcfe)	Proceeds from Divestitures ($MM)	2011 Production from Assets Divested (Bcfe)	2011 Pro Forma Production (Bcfe)
Rocky Mountains	7.4	16.1	60.6	415	1.8	58.8
Mid-Continent	2.4	113.8	128.4	107	3.0	125.4
International	6.7	0.1	40.4	-	-	40.4
Onshore Gulf Coast	1.4	31.9	40.4	159	3.1	37.2
GOM	1.7	20.0	30.1	47	2.1	28.1
TOTAL	19.7	181.9	299.9	$728*	10.0	289.9
*Includes approximately $18 million in proceeds from asset sales expected to close in the first quarter of 2012.

2012 Planned Capital Investments and Expected Production by Area

AREA	Capital Investments ($MM)	Liquids Production (MMBbl)	Gas Production (Bcf)	Production (Bcfe)
Rocky Mountains	700-800	9.3	15.3	70.9
Mid-Continent	480-525	2.8	103.2	120.2
International	220-265	8.4	0.5	50.7
Onshore Gulf Coast	100-110	1.3	20.6	28.4
GOM	-	1.5	15.6	24.8
TOTAL	$1,500-1,700	23.3	155.2	295

Full-Year 2012 Guidance

The following table provides production and certain cost guidance for the full year 2012. For the first quarter of 2012, Newfield expects that its production will be approximately 72 Bcfe (comprised of 39 Bcfe of natural gas, 3.2 MMBbls of domestic oil and 2.3 MMBbls of international oil). Early in the first quarter of 2012, Newfield deferred production of approximately 2 Bcfe associated with well shut-ins and deferred completions in the Mid-Continent. Our cost structure per Mcfe during the first quarter of 2012 is expected to be within 5% of the amounts listed below.

	2012 Estimates
	Domestic	Int’l	Total
Production/Liftings Note 1
Natural gas – Bcf	155	–	155
Oil and condensate – MMBbls	14.9	8.4	23.3
Total Bcfe	244	51	295

Operating Expenses
Lease operating (per Mcfe)
Recurring	$0.95	$1.80	$1.10
Major (workovers, etc.) Note 2	$0.25	$0.30	$0.25
Transportation	$0.45	$–	$0.40

Production and other taxes (per Mcfe) Note 3	$0.35	$6.45	$1.40

DD&A expense (per Mcfe) Note 4	$2.80	$4.25	$3.10

General and administrative (G&A), net (per Mcfe)			$0.70

Capitalized internal costs (per Mcfe)			$(0.45)

Interest expense (per Mcfe)			$0.45

Capitalized interest (per Mcfe)			$(0.30)

Note 1:                    Production/liftings is subject to timing and can vary by quarter.
Note 2:                    The timing of “major expense” items varies and includes well workovers and repairs and related expenses.
Note 3:
Production and other taxes are dependent on commodity prices as well as the terms of our international PSC’s. Guidance for production taxes was determined using $100 Bbl WTI NYMEX and $3.25/MMBtu NYMEX gas prices.

Note 4:
The DD&A rate per Mcfe is reflective of the composition of the investments and reserves associated with our existing asset base and the assumed cost to add new reserves during the year. The timing and impact of our activities on this rate will vary by quarter.

Cana Woodford Assessment

In 2011, Newfield invested approximately $100 million to build a 125,000 net-acre position in the Cana Woodford, located in the Anadarko Basin of Oklahoma. This acreage is a southeast extension of the prolific Cana Woodford play. Newfield plans to invest approximately $300 million in the new area in 2012 and expects to operate up to seven drilling rigs. The Company believes that the acreage lies in both oil and “liquids-rich” gas areas of the play. Newfield will provide an update on its drilling results around mid-year 2012. Today, Newfield has more than 300,000 net acres in Oklahoma’s Woodford play.

Newfield Exploration Company is an independent energy company engaged in the exploration, development and production of crude oil, natural gas and natural gas liquids.  Our domestic areas of operation include the Mid-Continent, the Rocky Mountains and onshore Texas.  Internationally, we focus on offshore oil developments in Malaysia and China.

**This release contains forward-looking information. All information other than historical facts included in this release, such as information regarding estimated or anticipated drilling plans and planned capital expenditures, is forward-looking information. Although Newfield believes that these expectations are reasonable, this information is based upon assumptions and anticipated results that are subject to numerous uncertainties and risks. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services, the availability of refining capacity for the crude oil Newfield produces in the Uinta Basin, the availability and cost of capital resources, new regulations or changes in tax legislation, labor conditions and severe weather conditions (such as hurricanes). In addition, the drilling of oil and natural gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks. Other factors that could impact forward-looking statements are described in "Risk Factors" in Newfield's 2010 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other subsequent public filings with the Securities and Exchange Commission, which can be found at www.sec.gov. Unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Unless legally required, Newfield undertakes no obligation to publicly update or revise any forward-looking statements.

For information, contact:
Investor Relations:                              Steve Campbell (281) 210-5200
Danny Aguirre (281) 210-5203
Media Relations:                                  Keith Schmidt (281) 210-5202

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